UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
COMSTOCK MINING INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of Comstock Mining Inc. will be held at the Gold Hill Depot, 1420 Main St., Gold Hill, NV 89440, on Friday, June 27, 2014, at 9:30 a.m. Pacific Daylight Time, to:

1.
Elect the five Board of Directors nominees named in the accompanying proxy statement to the Board of Directors for the ensuing year or, if earlier, until their successors are duly elected and qualified;

2.	Ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm, for the fiscal year ending December 31, 2014;

3.	Approve a non-binding advisory resolution relating to the compensation of our named executive officers;

4.	Conduct any other business that may properly come before the meeting or any adjournments or postponements thereof.
Holders of shares of Comstock Mining Inc. common stock and convertible preferred stock of record at the close of business on April 28, 2014, will be entitled to vote at the meeting.
UNLESS YOU PROVIDE SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE, BROKERS MAY NOT VOTE YOUR SHARES OF COMMON STOCK OR CONVERTIBLE PREFERRED STOCK ON THE ELECTION OF DIRECTORS OR THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
To ensure your vote is counted, you are requested to vote your shares promptly by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, or by telephone or over the Internet, regardless of whether you expect to attend the meeting.
If you are present at the meeting, you may vote in person even if you have already voted your proxy by mail, by telephone or over the Internet.
Seating at the meeting will be available on a first-come, first-served basis. To ensure that you have a seat, please arrive early.
By Order of the Board of Directors
Judd Merrill, Chief Accounting Officer and Secretary
May 1, 2014

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
COMSTOCK MINING INC.
TO BE HELD JUNE 27, 2014
APPROXIMATE DATE OF MAILING – May 1, 2014
This Proxy Statement sets forth certain information about the accompanying proxy for the 2014 Annual Meeting (the “Meeting”) of shareholders of Comstock Mining Inc., or any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors has designated the GOLD HILL DEPOT, 1420 MAIN ST., GOLD HILL, NV 89440, as the place of the Meeting. The Meeting will be called to order at 9:30 a.m. Pacific Daylight Time, on Friday, June 27, 2014.
The Board of Directors solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, references to “Comstock,” “we,” “us,” “our” or “the Company” means Comstock Mining Inc.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”), is being mailed concurrently with this Proxy Statement to our shareholders. Our Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein.
QUESTIONS AND ANSWERS FOR ANNUAL MEETING

Q:	Who is asking for my vote and why am I receiving this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting of shareholders that are more fully described in this Proxy Statement.
We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting. A proxy, if duly executed and not revoked, will be voted in accordance with the specific instructions noted on the proxy and, if it does not contain specific instructions, will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement.

Q:	Who is entitled to vote?

A:
You may vote if you owned shares of our common stock (“Common Stock”) or shares of our convertible preferred stock (“Preferred Stock”) on April 28, 2014, the date established by the Board of Directors under Nevada law and our by-laws for determining shareholders entitled to notice of and to vote at the Meeting. On the record date, there were outstanding 74,011,212 shares of Common Stock and 48,986 shares of Preferred Stock. Each share of Common Stock outstanding on the record date is entitled to one vote. Each share of Preferred Stock outstanding on the record date is entitled to one vote for each share of

Common Stock into which such Preferred Stock may be converted into on the record date, except with respect to Series A-1 Convertible Preferred Stock held by Mr. John V. Winfield, the Chairman of our Board of Directors, and entities that he controls (the “Winfield Group”), which entitles the Winfield Group to five votes for each share of Common Stock into which such Preferred Stock may be converted on the record date.

Q:	What is a proxy?

A:
A proxy is your legal designation of another person to vote your stock. If you designate someone in writing as your proxy or proxy holder, that document is also called a proxy or a proxy card. Messrs. William J. Nance and Robert A. Reseigh have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted in accordance with the terms thereof.

Q:	What is a voting instruction?

A:
A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of Common Stock in street name. The form instructs you on how to direct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

Q:	What am I voting on at the Meeting?

A:	You will be voting on the following matters at the Meeting:

•	Election of the five named nominees to the Board of Directors;

•	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•	Approval of a non-binding advisory resolution relating to the compensation of our named executive officers; and

•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof.

Q:	How many votes must be present to hold the Meeting?

A:
In order for the Meeting to be conducted, one-third of the outstanding shares of Common Stock as of the record date must be represented in person or by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock and Preferred Stock voted in the election of directors.

Q:	What vote is needed to ratify the appointment of Deloitte & Touche LLP?

A:	The ratification of the appointment of Deloitte & Touche LLP requires that votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

Q:	What vote is needed to approve the non-binding advisory resolution relating to the compensation of our named executive officers?

A:
The approval of the non-binding advisory resolution relating to the compensation of our named executive officers requires that votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. Because your vote is advisory in nature, it will not be binding on the Company or the Board of Directors. However, the Board of Directors will review the results of the voting on this resolution and consider them when making future decisions on executive compensation.

Q:	What are the voting recommendations of the Board of Directors?

A:
The Board of Directors recommends that shareholders vote “FOR” all of the proposed nominees for director, “FOR” the ratification of the appointment of Deloitte & Touche LLP and “FOR” a non-binding resolution approving the compensation of our named executive officers.

Q:	How do I vote?

A:
Registered shareholders (shareholders who hold Common Stock or Preferred Stock in certificated form as opposed to through a bank, broker, or other nominee) may vote in person at the Meeting or by proxy. Registered shareholders may submit their proxies by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

Shareholders who hold Common Stock through banks, brokers or other nominees (street name shareholders) who wish to vote at the Meeting should be provided voting instructions on the instruction form provided to them from the institution that holds their shares. If this has not occurred, please contact the institution that holds your shares. Street name shareholders may also be eligible to vote their shares electronically by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction form, or otherwise complete, date and sign the voting instruction form and return it promptly in the enclosed postage-paid envelope.
The deadline for votes received by mail is 5:00 p.m., Pacific Daylight Time, on June 26, 2014.

Q:	Can I attend the Meeting?

A:	The Meeting is open to all holders of our Common Stock and Preferred Stock as of the record date, April 28, 2014. However, space is limited and seating at the Meeting will be available on a first-come, first-served basis. You may vote by attending the Meeting and voting in person. Even if you plan to attend the Meeting, however, we encourage you to vote your shares by proxy. We will not permit cameras, recording devices or other electronic devices at the Meeting.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Meeting. A proxy can be changed or revoked by:

•	delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed under “Shareholder Proposals,” or

•	appearing at the Meeting and voting in person.
If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the proxy card in the event that you decide later to change or revoke your proxy at the Meeting. Your attendance at the Meeting will not itself revoke a proxy.
If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke your previously given proxy.

Q:	How will my shares be voted if I sign, date and return my proxy card or voting instruction form, but do not provide complete voting instructions with respect to each proposal?

A:
Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director, “FOR” the ratification of the appointment of Deloitte & Touche LLP and “FOR” a non-binding advisory resolution relating to the compensation of our named executive officers. As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of Common Stock or Preferred Stock represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

Q:	How will my shares be voted if I do not return my proxy card or my voting instruction form?

A:
It will depend on how your ownership of shares is registered. If you own your shares as a registered holder, which means that your shares are registered in your name with Corporate Stock Transfer, our transfer agent, your shares will only be voted if Corporate Stock Transfer receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement, which is explained under “Questions and Answers — How many votes must be present to hold the Meeting?” above, unless you attend the Meeting to vote them in person.

If you are a shareholder whose shares of Common Stock are held in street name, meaning that your shares are registered in the name of your bank, broker or other nominee, your bank, broker or other nominee may not vote your shares in its discretion (with certain limited exceptions) unless you have provided voting instructions to the bank, broker or its nominee.
Under the rules of the NYSE MKT, LLC (“NYSE MKT”), your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment by the Audit and Finance Committee of Deloitte & Touche LLP as our independent registered public accounting firm.

Q:	Where can I find the results of the Meeting?

A:
We intend to announce preliminary voting results at the Meeting and publish final results through a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days of the Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We will pay for the cost of the solicitation of proxies.

Q:	Could other matters be decided at the Meeting?

A:
As of the date of the mailing of this Proxy Statement, the Board of Directors did not know of any other business that might be brought before the Meeting. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

Q:	Where can I find the corporate governance materials?

A:
Our Corporate Governance Guidelines, including our independence standards for members of the Board of Directors, our Code of Conduct and Ethics and the charters of our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee, are available on our Internet website at http://www.comstockmining.com/corporate/corporate-governance and are available in print to any shareholder upon request by contacting our investor relations department as described below.

Q:	How do I communicate with the Board of Directors?

A:
Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Comstock Mining Inc., P.O. Box 1118, Virginia City, Nevada 89440, Attention: Chairman of the Nominating and

Governance Committee. The Chairman of the Nominating and Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating and Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board of Directors, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities.
***********
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2014.
The Proxy Statement and our Annual Report on Form 10-K are both available free of charge at http://www.comstockmining.com/investors/regulatory-filings. In addition, a copy of our Annual Report on Form 10-K is enclosed. We will provide without charge to each person to whom this Proxy Statement has been delivered, on the request of any such person, additional copies of our Annual Report on Form 10-K. Requests should be directed to our investor relations department as described below:
Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Ms. Kimberly Shipley, Investor Relations
Telephone: (775) 847-0545
We also make available free of charge through our Internet website our Annual Reports on Form 10-K for prior years, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Nominating and Governance Committee has unanimously recommended to the Board of Directors, and the Board of Directors has unanimously approved, the persons named below as nominees for election to the Board of Directors at the Meeting. Each nominee has consented to being named as such and to serve as such if elected. Messrs. Winfield, DeGasperis, Kappes, Nance and Reseigh each presently serve as a director. Proxies will be voted for the election of the persons named below (or if for any reason such persons are unavailable, of such substitutes as the Board of Directors may designate) as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a director until his or her successor is elected at our 2015 annual meeting of shareholders or until his or her earlier resignation or removal.
Set forth below is information concerning the age, principal occupation, employment and directorships during the past five years and positions with the Company of each nominee and director, and the year in which he first became a director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement, in light of the Company’s business and structure. The Nominating and Governance Committee of the Board reviews at least annually the skills and characteristics of new and existing directors, including diversity.
John V. Winfield; age 67; director since June 2011. Mr. Winfield and his affiliates are the largest shareholders of the Company. Pursuant to the terms of the Company’s Series A-1 Convertible Preferred Stock, Mr. Winfield is entitled to a seat on the Board of Directors. He is the Chairman of the Board, President and Chief Executive Officer of The InterGroup Corporation (“InterGroup”), having first been appointed as such in 1987. Mr. Winfield was first appointed to the Board of InterGroup in 1982. Mr. Winfield also serves as Chairman, President and Chief Executive Officer of InterGroup’s subsidiaries, Santa Fe Financial Corporation (“Santa Fe”) and Portsmouth Square, Inc. (“Portsmouth”), both public companies. Mr. Winfield has extensive experience as an entrepreneur and investor, as well as managerial and leadership experience from serving as a chief executive officer and director of public companies.
Corrado De Gasperis; age 48; director since June 2011. Mr. De Gasperis was elected as President and CEO of the Company in April 2010. In addition to serving as President and CEO of the Company, Mr. De Gasperis is also the Company’s principal financial officer. He brings to the Company more than 26 years of experience in manufacturing, industrial metals and mining operational management, project management, financial and information management, restructuring, capital markets and board level governance.
Mr. De Gasperis was formerly the Chief Executive Officer of Barzel Industries Inc. (“Barzel”). Barzel operated a network of 15 manufacturing, processing and distribution facilities in the United States and Canada that offered a wide range of metal solutions to a variety of industries, from construction and industrial manufacturing to transportation, infrastructure development and mining. Mr. De Gasperis resigned from Barzel in September 2009, after Barzel reached an agreement to sell substantially all of its assets in a planned transaction that was consummated in a sale pursuant to Section 363 of the U.S. Bankruptcy Code following a multiple party bidding process with suitors focused on both in-court and out-of-court transactions. Barzel and substantially all of its U.S. and Canadian subsidiaries were purchased for $65.0 million in cash.

From 2001 to 2005, he served as Chief Financial Officer of GrafTech International Ltd. (“GrafTech”), a global manufacturer of industrial graphite and carbon-based materials, in addition to his duties as Vice President and Chief Information Officer, which he assumed in 2000. He served as Controller of GrafTech from 1998 to 2000. From 1987 to 1998, Mr. De Gasperis was a Certified Public Accountant with KPMG LLP, an international provider of financial advisory services. As a Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, he served clients such as General Electric Company and Union Carbide Corporation. KPMG announced his admittance, as a Partner, effective July 1, 1998.
Mr. De Gasperis holds a BBA from the Ancell School of Business at Western Connecticut State University, with honors. Mr. De Gasperis has served as a director of GBS Gold International Inc., where he was Chairman of the Audit and Governance Committee and the Compensation Committee and a member of the Nominations and Advisory Committees. Mr. De Gasperis, through Comstock Mining, is an active member of the Northern Nevada Development Association, the Northern Nevada Network and the Nevada Mining Association.
Daniel W. Kappes; age 69; director since April 2012. Mr. Kappes is a founder and the President of Kappes, Cassiday & Associates (“KCA”). KCA has provided extractive metallurgical services to the international mining industry since 1972, specializing in all aspects of heap leach and cyanide processing, including laboratory testing, project feasibility studies, engineering design, construction, and operations management. KCA has pioneered many of the techniques now employed in heap leaching, and for the past several years has expanded into the design of agitated leach plants and other metallurgical processes. Mr. Kappes is a recognized authority on gold and silver metals heap leaching. In addition to providing engineering and design work on numerous projects, he has directed laboratory and field-testing on several projects that have subsequently become major precious metal mines. Mr. Kappes also has substantial experience in strategic planning, project evaluation and project management.
Mr. Kappes graduated from the Colorado School of Mines with an Engineer of Mines degree and the University of Nevada’s Mackay School of Mines with a Master's degree in Mine Engineering. Mr. Kappes is and has served as a “Qualified Person” under National Instrument 43-101 and has also presented several technical papers on precious metals heap leaching in his career. He is a registered Professional Mining and Metallurgical Engineer in Nevada, and was named Alumnus of the Year at Mackay in 1995.
William J. Nance; age 70; director since October 2005. Mr. Nance also serves as the Chairman of the Audit and Finance, Compensation and Nominating and Governance Committees. He is the President and CEO of Century Plaza Printers, Inc., a company he founded in 1979. He has also served as a consultant in the acquisition and disposition of commercial real estate. Mr. Nance is a Certified Public Accountant and, from 1970 to 1976, was employed by Kenneth Leventhal & Company where he specialized in the area of REITS, restructuring of real estate companies, mergers and acquisitions, and most phases of real estate development and financing. Mr. Nance has been a Director of InterGroup since 1984 and of Santa Fe and Portsmouth since May 1996. He holds a Bachelor’s degree in Business Administration from California State University in Los Angeles. Mr. Nance has extensive management experience within a wide range of businesses and brings over 20 years of experience as a director on public company boards.
Robert A. Reseigh; age 68; director since September 2008. Mr. Reseigh has over 40 years of experience in the mining and underground construction industries. Following graduation from the Colorado School of Mines in 1968 with a Master’s degree in Mining Engineering, and service in the U.S.

Army, Mr. Reseigh joined Peter Kiewit Sons and progressively held the positions of Project Engineer, Superintendent, Project Manager, and Estimator before being promoted to District Manager, Vice President, and Area Manager. Bob retired from Peter Kiewit after 18 years of service, and joined Atkinson Construction in the capacity of Executive Vice President where he ran the Underground Group for 15 years prior to joining Barnard Construction where he most recently was a Senior Advisor overseeing the expansion of Barnard’s tunnel, shaft construction and rehabilitation businesses.
Mr. Reseigh’s career specialized in underground construction, both domestically and overseas. He is one of the most experienced and knowledgeable individuals in the country in deep shaft and drill and blast tunnel work, having been responsible for in excess of six miles of shaft sinking and 55 miles of tunnel/horizontal mine development in his career. In addition, his work has involved both mine development and heavy civil projects, including subways, outfalls, railroads, dams, pump storage, water and sewer, marine construction, and municipal work. Mr. Reseigh served in executive positions at a large mining company and several construction companies during his professional career. His roles encompassed significant operational management, providing him knowledge and experience in an array of functional areas critical to public companies.
The Board of Directors recommends that shareholders vote “FOR” all of the nominees listed above.

Corporate Governance
We are managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our website at http://www.comstockmining.com/files/corporate-governance/ComstockMining_CorporateGovernanceGuidelines_20101231.pdf . The information contained on our website is not part of this Proxy Statement.
These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which our Board or the appropriate committee should periodically consider undertaking. Each committee is authorized to exercise all power of our Board with respect to matters within the scope of its charter.
The Corporate Governance Guidelines require, among other things, that:

•	a majority of the directors shall be independent within the NYSE MKT listing standards;

•
if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, our Board must determine that such service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

•	our Board shall meet in regular sessions at least four times annually (including telephonic meetings and the annual retreat described below); and

•
our Board may have an annual retreat with executive officers where there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance.

Our Corporate Governance Guidelines and committee charters are not intended to, and do not, expand or increase the duties, liabilities or responsibilities of any director under any circumstance beyond those that a director would otherwise have under applicable laws, rules and regulations in the absence of such Governance Guidelines or charters.
Independence of Directors
The Board of Directors has determined that Messrs. Kappes, Nance, Reseigh and Winfield are “independent” directors within the listing standards of the NYSE MKT and the independence standards of our Corporate Governance Guidelines.
In order for a director to be considered “independent” by the Board of Directors, he or she must (1) be free of any relationship that, applying the rules of the NYSE MKT, would preclude a finding of independence and (2) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any executive officer of us or any of our affiliates (exclusive of relationships based solely upon investment). On an annual basis, each director and executive officer is obligated to disclose any transactions with our Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”
Board of Directors Meetings
The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board of Directors’ approval, and may hold special meetings between scheduled meetings when appropriate. During 2013, the Board of Directors and its committees held 8 meetings of all the committees of the Board of Directors on which the directors then served. Each of the directors attended over 75% of the aggregate of (1) the total number of meetings of all committees of the Board of Directors on which the director then served and (2) the total number of meetings of the Board of Directors, with the exception of Mr. Reseigh and Mr. Kappes.
Board of Directors Leadership Structure and Role in Risk Oversight
Our Company is led by John Winfield, who has served as our Chairman of the Board since 2011.
The Board is responsible for overseeing risk management, and receives periodic reports from management. We believe that having a separate Chairman and Chief Executive Officer is the correct form of leadership for our Company. We have two leaders for our Company focused on the vision for the Company, and enhancing shareholder value, management and strategic planning, respectively, and oversight of Company operations by experienced directors. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the Board and our management.
Executive Officers
The Company had two executive officers during 2013, Mr. De Gasperis, the President and Chief Executive Officer of the Company, who also serves as the Company’s principal financial officer, and Mark Jewett, who served as the Chief Accounting Officer of the Company.  See Mr. De Gasperis’ biographical information on page 9.  Mr. Jewett resigned from the Company effective as of April 26, 2013. Judd Merrill became Chief Accounting Officer on January 1, 2014. Mr. Merrill’s biographical information is set forth below.
Judd Merrill, age 43, became Chief Accounting Officer in 2014 and has been our Controller since 2011. Mr. Merrill brings strong financial planning, treasury and cash management experience in the mining sector in addition to his broader financial accounting, reporting and internal control experience, having worked as Controller of Fronteer Gold Inc. and Assistant Controller at Newmont Mining Corp., both in Nevada. He also worked for Meridian Gold Company and Deloitte & Touche LLP.
Code of Conduct and Ethics
The Code of Conduct and Ethics applies to all employees, including senior executives, and all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE MKT, the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. Only our Board or the Audit and Finance Committee may waive the provisions of our Code of Conduct and Ethics for executive officers and directors.

Board Committees
The Board has established three standing committees, the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE MKT. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE MKT and must include an audit committee financial expert within the meaning of the SEC rules. Our Board has determined that the three standing committees currently consist of members who satisfy such requirements.
Audit and Finance Committee
The Audit and Finance Committee assists our Board in discharging and performing its duties and responsibilities with respect to the financial affairs of the Company.
Without limiting the scope of such activities, the Audit and Finance Committee has responsibility to, among other things:

•
select, retain, determine appropriate compensation of (and provide for payment of such compensation), evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•	review regularly with management and the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•
review with management and the independent registered public accounting firm, among other things, all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under generally accepted accounting principles and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•	meet at least once annually with management and the independent registered public accounting firm in separate sessions;

•
assess the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto;

•	direct the establishment and maintenance of procedures for the receipt and retention of, and the treatment of, complaints received regarding accounting, internal control or auditing matters; and

•	direct the establishment and maintenance of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Members of the Audit and Finance Committee are William Nance, Daniel Kappes and Robert Reseigh. The Board has determined that each member of the Audit and Finance Committee meets the financial literacy requirements of the NYSE MKT and SEC. William Nance qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of William Nance as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit and Finance Committee and the Board, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit and Finance Committee or the Board.
Compensation Committee
The Compensation Committee assists our Board in discharging and performing its duties with respect to management compensation, succession planning, employee benefits and director compensation.
Without limiting the scope of such activities, the Compensation Committee shall, among other things:

•
annually determine the compensation of the Chief Executive Officer, review and approve the corresponding goals and objectives and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	review and approve, as appropriate, annually compensation of the other executive officers and directors and review compensation of other members of senior management;

•	assess organizational systems and plans, including those relating to management development and succession planning;

•	administer stock-based compensation plans; and

•	review the Compensation Discussion and Analysis for inclusion in our proxy statement.
Members of the Compensation Committee are William Nance and Robert Reseigh, each of whom satisfies the independence requirements of NYSE MKT and SEC rules and regulations. Each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
The Nominating and Governance Committee
The Nominating and Governance Committee assists our Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members,

assessment of performance of our Board and other corporate governance matters. Without limiting the scope of such activities, the Nominating and Governance Committee shall, among other things:

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders; and

•
review at least annually the current directors of our Board to determine whether such individuals are independent under the listing standards of the NYSE MKT and the SEC rules under the Sarbanes-Oxley Act of 2002.

Members of the Nominating and Governance Committee are William Nance and Robert Reseigh, each of whom satisfies the independence requirements of NYSE MKT and SEC rules and regulations.
There have been no material changes to the procedures by which our shareholders may recommend nominees to the Company’s Board of Directors. Shareholders may recommend nominees to the Company’s Board of Directors by following the instructions set forth in this Proxy Statement under the caption “How do I communicate with the Board of Directors?” Please note that, pursuant to the terms of the Series A-1 Preferred Stock, the Winfield Group is granted the right to nominate one director for the Board and to name John V. Winfield as a director and pursuant to the terms of the employment agreement of Mr. De Gasperis, the Company agreed to take all actions as may be necessary to elect Mr. De Gasperis as a director of the Company.
Attendance at Annual Meeting
We expect all directors to attend the annual meeting of shareholders each year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit and Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if: the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee. For information about certain relationships between our director nominees and the Company, please see below:
Northern Comstock LLC
On October 20, 2010, the Company entered into an operating agreement (the “Operating Agreement”) to form Northern Comstock LLC (“Northern Comstock”) with Mr. Winfield, and an entity controlled by Mr. Winfield, DWC Resources, Inc. (“DWC”). As part of the Operating Agreement, the Company obtained the exclusive rights of production and exploration on certain property formerly owned by DWC in Storey County, Nevada (the “DWC Property”) and two parcels leased by Mr. John Winfield in Storey County, Nevada from the Sutro Tunnel Company (the “Sutro Property”) and Virginia City Ventures (the “VCV Property”).

Pursuant to the terms of the Operating Agreement, DWC contributed the DWC Property to Northern Comstock and John Winfield contributed his rights under the Sutro Property and the VCV Property leases to Northern Comstock. The Company contributed 862.5 shares of Series A-1 Preferred Stock and contributes its services in the area of mine exploration, development and production to Northern Comstock. The terms of the Operating Agreement provide that on each anniversary of the Operating Agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make additional capital contributions in the amount of $862,500, in the form of Series A-1 Preferred Stock or cash (upon request of Northern Comstock, which request for cash can be denied by the Company in certain circumstances). In addition, the Operating Agreement provides that each time more than 200,000 additional gold equivalent ounces of measured and indicated resources are validated, the capital contributions for such year will be accelerated to $5 million or 5,000 shares of Series A-1 Preferred Stock.
The Operating Agreement further provides the Company with the exclusive rights of development, production, mining and exploration on the respective properties and requires the Company to make certain expenditures toward that end. Under the terms of the Operating Agreement, all cash flows from the bullion or other minerals recovered from the ore mined out of the ground but untreated and minerals produced from the milling or reduction of ore to a higher grade produced from the DWC Property, Sutro Property or VCV Property, as applicable, or finished products produced from any such property, will be distributed to the Company after the payment of royalties associated with such properties.
Mineral production from the DWC Property is subject to a royalty on a sliding scale. At market gold prices over $750 per ounce, production of the first 500,000 ounces is subject to a 3% NSR. Production over 500,000 ounces is subject to a 6% NSR. Mineral production from the DWC Property is also subject to a 1% NSR payable to Mr. Art Wilson.
Mineral production on the Sutro Property is subject to a royalty on a sliding scale to John Winfield. At gold prices over $250 per ounce, production of the first 500,000 ounces is subject to a 1% NSR. Production over 500,000 ounces is subject to a 2% NSR. A separate royalty of 5% NSR is also payable to the Sutro Tunnel Company on all production from the Sutro Property. Mineral production from the VCV Property is subject to a 5% NSR. The Company will make advance minimum royalty payments of $6,000 per year on each of the Sutro Property and the VCV Property leases. Each lease is for an initial term of five years. We have the option, if we believe the property warrants further development, to extend an additional five years and then continuously thereafter as long as exploration, development, mining, or processing operations are conducted on a continuous basis.
Tax Indemnification
On October 20, 2010, the Company exchanged all of its senior secured convertible and senior indebtedness owed to members of the Winfield Group for newly created Series A-1 Preferred Stock. As part of the exchange, the Company agreed to indemnify the Winfield Group for any amounts as part of the exchange that are determined to be taxable as ordinary income to each member of the Winfield Group. Such indemnification amounts (the “Indemnity Amount”) would include (i) any federal, state and local income tax, penalties and interest such member is actually obligated to pay out-of-pocket as a result of such determination, after taking into account (a) all increases in federal, state and local income taxes actually payable as a result of the receipt of any such indemnity payment and (b) the deduction to which such member would be entitled for federal income tax purposes for state and local income taxes paid. The Company may at its option, pay the Indemnity Amount either in cash or in a number of common shares equal to the Indemnity Amount divided by the average of the volume weighted average closing prices of common shares for the five consecutive trading days ending on the trading day that is immediately prior to the date of such payment.
Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. At December 31, 2013 and 2012, the Company had a liability of $4,094,349 and $4,007,024, respectively, for this tax indemnification at the estimated amount that is probable of being indemnified by the Company. While management believes that the assumptions and estimates used to determine this liability is reasonable, the ultimate outcome of those matters cannot presently be determined. Revisions in estimates of the potential liability could materially affect our operations in the period of adjustment.
Special Voting Rights
Provided that at least 25% of the preferred shares of the Company issued on or prior to October 20, 2010, including the Series A-1 Preferred Stock (the “Preferred Shares”), are still outstanding, and as long as the Winfield Group still holds at least 25% of the Preferred Shares, the Company is not permitted to, without the affirmative vote of the Winfield Group, enter into any transaction for the acquisition of any business, property or asset pursuant to which the Company will incur indebtedness to finance such acquisition in principal amount in excess of $500,000, pay any dividends to holders of Preferred Shares in cash in an amount to exceed $500,000, engage in a private placement or public offering of any common stock or common stock equivalents of the Company, enter into a Change of Control Transaction, as defined in each certificate of designation of the Company or enter into any transaction that would constitute a Fundamental Transaction, as defined in each certificate of designation of the Company.
Further, provided that the Winfield Group holds 25% or more of the Preferred Shares, (i) Mr. Winfield will be a member of the Company’s board of directors and (ii) the Winfield Group shall have the right, upon written request to the Company, to nominate a member of the Company’s board of directors (“Board Nominee”) and the Company shall take or cause to be taken all actions so that Mr. Winfield and the Board Nominee are each nominated and recommended for re-election to the Board. The Board Nominee shall meet the requirements for an “independent director” under the listing rules of the principal exchange or market on which the common stock of the Company is then listed, satisfy the requirements set forth in the Company’s Corporate Governance Guidelines and Nominating and Governance Committee Charter as reasonably determined by the Nominating and Governance Committee of the board, and not be prohibited from serving as a director of the Company under Section 8 of the Clayton Antitrust Act or any other applicable law. Alternatively, the Winfield Group can designate as the Board Nominee a member of the then existing board of directors.
SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on our review of the forms required by Section 16(a) of the Exchange Act that have been received by us, we believe there has been compliance with all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock.

STOCK OWNERSHIP
The following table sets forth, as of May 1, 2014, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of any class of our voting equity securities.

Name and Address(a)	Title of class	Amount and nature of beneficial ownership		Percent of class(b)
Van Den Berg Management, Inc. 805 Las Cimas Parkway Suite 430 Austin, TX 78746	Common Stock	10,434,025	(c)	14.1%
Sun Valley Gold LLC
620 Sun Valley Road
P.O. Box 2759
Sun Valley, ID 83353	Common Stock	5,970,341	(d)	7.6%
Solus Alternative Asset Management LP
430 Park Avenue, 9th Floor
New York, New York 10022	Common Stock	5,962,773	(e)	7.7%

Officers and Directors

John Winfield	Common Stock	40,832,100	(f)	37.0%
William Nance	Common Stock	190,000	(g)	*
Daniel Kappes	Common Stock	120,199		*
Robert Reseigh	Common Stock	115,000	(g)	*
Corrado De Gasperis	Common Stock	1,650,000	(h)	2.2%
Judd Merrill	Common Stock	45,000	(i)	*
All directors and executive officers as a group (6 persons)	Common Stock	42,952,299		38.3%
_____________
* Less than 1%

(a)	Unless otherwise indicated, the business address of each person named in the table is c/o of Comstock Mining Inc., P.O. Box 1118, 1200 American Flat Road, Virginia City, NV 89440.

(b)
Applicable percentage of ownership is based on 74,011,212 shares of common stock outstanding as of May 1, 2014 together with all applicable options, warrants and other securities convertible into shares of our common stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of our common stock subject to options, warrants or other convertible securities exercisable within 60 days after May 1, 2014 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of common stock shown.

(c)
Includes shares of the Company’s common stock owned by various investment advisory clients of Van Den Berg Management, Inc. Based solely on the information contained in the Scheduled 13G Amendment filed with the SEC on February 13, 2014.

(d)	Based solely on the information contained in the Schedule 13G Amendment filed with the SEC on February 11, 2014.

(e)	Based solely on the information contained in the Schedule 13G Amendment filed with the SEC on February 14, 2014.

(f)
Mr. Winfield is the President, Chief Executive Officer and Chairman of the Board of InterGroup, Santa Fe and Portsmouth and may be deemed to share voting and dispositive power over shares of the Company’s securities owned by each of InterGroup, Santa Fe and Portsmouth. Mr. Winfield has sole voting power over shares of the Company’s securities held by Northern Comstock. The 40,832,100 shares of the Company’s common stock beneficially owned by Mr. Winfield includes (i) 1,448,694 shares of the Company’s common stock held directly by Mr. Winfield, (ii) 10,798,863 shares of the Company’s common stock issuable upon conversion of currently convertible shares of Series A-1 Preferred Stock held directly by Mr. Winfield, (iii) 1,314,695 shares of the Company’s common stock held by InterGroup, (iv) 10,095,269 shares of the Company’s common stock issuable upon conversion of currently convertible shares of Series A-1 Preferred Stock held by InterGroup, (vi) 941,096 shares of the Company’s common stock held by Portsmouth, (vii) 6,773,610 shares of the Company’s common stock issuable upon conversion of currently convertible shares of Series A-1 Preferred Stock held by Portsmouth, (ix) 479,682 shares of the Company’s common stock held by Santa Fe, (x) 3,455,131 shares of the Company’s common stock issuable upon conversion of currently convertible shares of Series A-1 Preferred Stock held by Santa Fe, (xi) 225,521 shares of the Company’s common stock held by Northern Comstock, (xii) 5,299,539 shares of the Company’s common stock issuable upon conversion of currently convertible shares of Series A-1 Preferred Stock held by Northern Comstock. The holders of Series A-1 Preferred Stock are entitled to vote with the holders of common stock as a single class on all matters submitted to the vote of the common stock (on an as-converted basis); provided that each share of the Series A-1 Preferred Stock is entitled to 5 times the number of votes per share of common stock to which it would otherwise be entitled. Mr. Winfield is therefore entitled to 182,112,058 votes with respect to the Series
A-1 Preferred Stock held on matters submitted to the vote of the common stock.

(g)	Includes 15,000 shares of common stock issuable upon exercise of vested options.

(h)	Includes 1,650,000 shares of restricted common stock issuable upon vesting on July 1, 2014.

(i)	Includes 45,000 shares of restricted common stock vested and issued in 2013
THE AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board of Directors is composed of two independent directors and operates under a written charter adopted by the Board of Directors. The Audit and Finance Committee approves the selection of our independent registered public accounting firm.
Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit and

Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit and Finance Committee has met privately with management and Deloitte & Touche LLP, our independent registered public accounting firm. Deloitte & Touche LLP has had unrestricted access to the Audit and Finance Committee.
The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.
The Audit and Finance Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence from the Company.
The Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the report of Deloitte & Touche LLP to the Audit and Finance Committee, the Audit and Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
The Audit and Finance Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.
Audit and Finance Committee Pre-Approval Policy
The charter of our Audit and Finance Committee provides that the duties and responsibilities of our Audit and Finance Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit and Finance Committee. Unless otherwise specified by the Audit and Finance Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit and Finance Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
To the extent deemed appropriate, the Audit and Finance Committee may delegate pre-approval authority to the Chairman of the Audit and Finance Committee or any one or more other members of the Audit and Finance Committee provided that any member of the Audit and Finance Committee who has exercised any such delegation must report any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit and Finance Committee requires that our independent auditor, in conjunction with our Chief Executive Officer (who is also our Principal Financial Officer), be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit and Finance Committee about each service to be provided and must provide detail as to the particular service to be provided. Our Audit and Finance Committee Chair and Audit and Finance Committee financial expert is William Nance.
Fees Billed by our Auditors
The Audit and Finance Committee reviews the fees charged by our independent registered public accounting firm. During the fiscal years ended December 31, 2013 and December 31, 2012, we were billed the following fees set forth below in connection with services rendered by that firm to us.

	2013 Deloitte & Touche LLP	2012 Deloitte & Touche LLP
Audit Fees	$481,846	$473,038
Audit-Related Fees	64,467	156,646
Tax Fees	22,045	21,076
Total fees	$568,358	$650,760

Audit Fees. Audit fees include professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, including its assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, implementation of new financial and accounting reporting standards and consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees. Audit-related fees include consultation on certain financial accounting and reporting standards and other miscellaneous audit-related fees, such as comfort letters in connection with offerings by the Company.
Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes.
THE AUDIT AND FINANCE COMMITTEE
William J. Nance, Chairman
Robert Reseigh
May 1, 2014

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of Deloitte & Touche LLP is expected to be present at the Meeting with an opportunity to make a statement and to be available to respond to appropriate questions.
Deloitte & Touche LLP’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in our quarterly reports.
The Board of Directors and Audit and Finance Committee recommend that shareholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
Appointment of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification by our by-laws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit and Finance Committee will reconsider whether to retain the firm. In such event, the Audit and Finance Committee may retain Deloitte & Touche LLP, notwithstanding the fact that the shareholders did not ratify the appointment or may select another qualified, independent accounting firm without resubmitting the matter to shareholders. Even if the appointment is ratified, the Audit and Finance Committee reserves the right, in its discretion, to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit and Finance Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis explains the material elements of the compensation for our named executive officers.
The Company’s philosophy is to align total compensation of its employees, including the named executive officers, with the achievement of the Company’s goals, most importantly, creating sustainable wealth. The adoption and implementation of compensation programs is intended to support that philosophy and the interest of the Company and its stockholders by providing appropriate forms of cash and stock-based compensation alternatives that strengthen the ability of the Company to attract, motivate and retain employees and others who focus their efforts and abilities on realizing the Company’s objectives, and are in a position to impact the financial and operational performance of the Company.
2013 Highlights and Recent Events

•
Published our fourth National Instrument 43-101 (NI 43-101) technical report (the "2013 Report") authored by Behre Dolbear & Company (USA), Ltd. ("Behre Dolbear"). The 2013 Report declared a mineral resource estimate of Measured and Indicated Resources containing more than 2,100,000 gold equivalent ounces, a 25% increase over the previous Lucerne Measured and Indicated estimate.

•	Completed first full year of operations, producing 186,482 ounces of silver and 17,739 ounces of gold or a total of 20,815 gold equivalent ounces, exceeding full year guidance.

•
Received a major modified water pollution control permit, increasing our authorized capacity and processing rates from a previous maximum of 1.0 million tons per annum to 4.0 million tons per annum and recently expanded our heap leach capacity to accommodate expanded production plans.

•	Restructured patented mining claims in the Dayton Resource Area, eliminating $2 million of debt and cancelling all future royalties payable with respect to the mining claims.

•
Received strategic master plan and zoning change approvals from Lyon County's Board of Commissioners on critical mining claims and other properties located in the Dayton Resource Area, supporting accelerated resource development and feasibility assessments.

•	Secured over 300 acres of private lands adjacent to the approximately 78 acre American Flat processing area, accelerating potential expansion options.

•
Secured a new, lower cost $5 million Revolving Credit Facility. The proceeds of the Revolving Credit Facility will be used for working capital, production ramp up and preparations for expansion of the Lucerne Mine, including targeted drilling on the east side of the Lucerne Resource Area.

2013 Compensation Highlights

•
Achieved the performance goals of the validation of 1,500,000 gold equivalent ounces (January 2013) and the completion of three months (that is, ninety (90) days) of consecutive mining operations (that is, the mine and heap leach are operational) at an annual production rate of 15,000 ounces of gold equivalent (April 2013) that resulted in the vesting of the second tranche (20%) of the restricted stock awards.

•
Achieved the performance goals of the validation of 2,000,000 gold equivalent ounces (January 2013) and the completion of three months (that is, ninety (90) days) of consecutive mining operations (that is, the mine and heap leach are operational) at an annual production rate of 17,500 ounces of gold equivalent (May 2013) that resulted in the vesting of the second tranche (20%) of the restricted stock awards.

What are our compensation principles?
The Compensation Committee (for purposes of this Compensation Discussion and Analysis section, the “Committee”) designs and oversees the Company’s compensation policies and approves compensation for our named executive officers. Our goal is to create compensation plans linked to enhancing shareholder value. We strive to align the interests of shareholders with those of employees at all levels of the organization. Our focus is on achieving sustainable results through the systematic and methodical implementation of our strategic plan. These principles are inherently long-term in nature. To accomplish this, our plans are designed to:
Support our business strategy – We align our programs with business strategies focused on long-term growth and enhanced shareholder value. Our compensation plans allow our executives to share in that wealth creation and support an environment that promotes improvement and breakthrough performance.
Pay for Performance – A substantial majority of our executive pay is dependent upon the achievement of specific corporate performance goals. As a result, individual performance as it relates to compensation is only relevant insofar as it advances the goals of the Company. Our plans will result in realizing higher compensation when goals are met and lower compensation when goals are not met.
Pay Competitively – We establish compensation levels that are designed to meet or exceed the needs of our employees. We also assess them against companies that we believe compete with us for human capital. In this context, we believe we are more than competitive with those competing companies.
What are our compensation objectives?
Central to the Company’s goal of wealth creation is the achievement of predictable, sustainable growth of throughput (that is, the rate at which our system generates cash as determined by the constraint in the system (i.e., the system’s “weakest link”) identified by management). Accordingly, it is important to the Company that non-throughput based measurements are eliminated from decision-making or minimized (for example, when required by law). Additionally, we seek to use Statistical Process Control (SPC) on the most critical, interdependent processes to promote stability and predictability in our operations.
In designing our compensation plans, our overreaching objectives are to:

•	Drive superior throughput-based financial performance – we design programs that encourage our executives to achieve or exceed goals and share in that value creation.

•
Attract, retain and motivate the right people in the right role, within the broader system design – we require independent and interdependent performance and allow our executives to share in the value created based on the system’s performance.

•
Align our executives with shareholders’ long-term interests by building the opportunity for significant ownership of Company stock through our compensation programs, vesting only on the systems achievement of value enhancing performance objectives.

•
Focus on full alignment to the goal of the system, our executives vest only when the systems objectives and goals are achieved. The objectives and the vesting do not vary from the rest of program participants.

Our compensation plans are intended to serve both named executive officers and employees generally. Accordingly, we currently offer two components of compensation as explained below:
Base Compensation. Base compensation should both reflect the Company’s appreciation of the employee’s competencies (with some but not absolute consideration to the market’s valuation of those competencies) and meet the needs of the employee for stability. The objective should be that base compensation is not only enough to meet the basic needs for employees and their families, but is also enough to take the issue of money-as-a-motivator off the table.
Stock-based Compensation. We acknowledge the risk that certain stock-based compensation programs could fail to completely satisfy the compensation principles previously described because the various instruments typically used (options, warrants, time-based grants, etc.) may present no real correlation to performance and, in particular, performance against a precisely defined goal and duration. However, we believe that stock-based compensation tied to the achievement of precise goals and the Company’s strategic plan does provide meaningful rewards for stable, measureable progress. Accordingly, we adopted a shareholder approved, equity incentive plan based solely on performance-based vesting.
The following is a summary of the principal features of the 2011 Equity Incentive Plan (the “2011 Plan”) and its operation and is qualified by reference to the full text of the 2011 Plan.
Any employee of Comstock or a subsidiary of Comstock providing services to Comstock or any of its subsidiaries who is specifically identified by the Committee, and any non-employee director of Comstock or any of its subsidiaries is eligible to receive awards under the 2011 Plan. While all of our employees and non-employee directors would be eligible to participate in the 2011 Plan, most awards under the 2011 Plan have been made to our senior officers, managers, and technical and professional personnel.
The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2011 Plan is 6,000,000 shares of common stock. No more than 6,000,000 shares of common stock may be issued under the 2011 Plan or transferred upon exercise or settlement of incentive stock options. Any shares subject to an award under the 2011 Plan that are forfeited or terminated, expire unexercised, lapse or are otherwise canceled in a manner such that the shares of common stock covered by such award are not issued may be used again for awards under the 2011 Plan.
As of December 31, 2013, 514,600 shares remained available for issuance under the 2011 Plan. All of the awards to date have been made in the form of restricted stock. Since the stock was granted, a total of 1,867,800 shares have vested as of December 31, 2013. With the exception of Mr. De Gasperis as described below, the remaining unvested restricted stock awards granted under the 2011 Plan are subject to the following vesting requirements:
For stock granted in 2012 and earlier:

•
the final two-fifths (2/5) of the restricted shares vest on the date of certification by the Committee of the attainment of both (A) the validation through a NI 43-101 of qualified resources (at least measured and indicated) and reserves (proven and probable), in each case including those previously validated, of the Company aggregating 3,250,000 ounces of gold equivalent and (B) the completion of three months (that is, ninety (90) days) of consecutive mining operations at an annual production rate of 20,000 ounces of gold equivalent (the Company produced at this rate in 2013).

For stock granted in 2013:

•	Completion of one year of service with the Company (for employees that received stock grants in 2013); and

•
the final two-fifths (2/5) of the restricted shares vest on the date of certification by the compensation committee of the attainment of both (A) the validation through a NI 43-101 of qualified resources (at least measured and indicated) and reserves (proven and probable), in each case including those previously validated, of the Company aggregating 3,250,000 ounces of gold equivalent and (B) the completion of three months (that is, ninety (90) days) of consecutive mining operations at an annual production rate of 20,000 ounces of gold equivalent (the Company produced at this rate in 2013).

In addition, if a change in control of the Company (as defined in the 2011 Plan) occurs, then the shares would vest immediately and, following the date on which the participant’s employment is terminated by the Company without cause or following the participant’s disability, the portion of the award that would vest upon achieving the next objective shall vest at the time of termination. The unvested awards expire five years after the grant date.
On November 2, 2012, the Company and Mr. De Gasperis, entered into an amendment (the “Amendment”) to the employment agreement of Mr. De Gasperis, originally dated as of April 21, 2010 (the “Employment Agreement”). The Amendment extended the vesting schedule for equity awards contemplated by the Employment Agreement, so that initial vesting for such awards will not occur prior to January 1, 2014, except under limited circumstances such as a termination without cause, upon death or disability, or in connection with a change of control of the Company.
On January 31, 2014, the Company and Mr. De Gasperis, entered into a second amendment (the “Second Amendment”) to the employment agreement of Mr. De Gasperis, originally dated as of April 21, 2010. The Second Amendment extended the vesting schedule for equity awards contemplated by the Employment Agreement, so that initial vesting for such awards will not occur prior to July 1, 2014, except under limited circumstances such as a termination without cause, upon death or disability, or in connection with a change of control of the Company.
Who are our named executive officers?
The Company’s named executive officer for 2013 was:

Name	Title
Corrado De Gasperis	President & CEO

How do we assure that our compensation program keeps our named executive officers focused on long-term success?
We assure that our compensation programs keep our named executive officers focused on the long-term success of our Company by making a substantial portion of their long-term pay subject to the achievement of specific, longer-term, strategic, companywide performance objectives and by granting stock-based awards with vesting criteria fully linked with those, longer term, measureable strategic objectives. Moreover, the value of such stock-based awards will likely only increase based on the long-term performance of the Company as compared to other investment alternatives.
How is competitiveness established?
The Committee structures executive compensation so that targeted total cash compensation and longer-term stock based compensation opportunities are competitive with comparable positions at companies that we compete with for human capital, basically mining and construction-type companies based in Nevada. When considering what is competitive for the Company, the Committee considered the complexity of starting up a new, industrial mine, the breakthrough’s required for success, the entrepreneurial and team building competencies needed, the complexities of the regulatory and political environments and the extensive interdependencies required with all stakeholders, including the people required for operating the system. The Company does not use benchmarking against a peer group or otherwise.
In setting 2013 base salaries, target total cash compensation and target total direct compensation, the Committee considered the potential value creation inherent in our stated objectives, the time period required for achieving those objectives and the associated risks.
How is compensation established for our named executive officers?
The Committee does not rely exclusively on existing market data in establishing target levels of compensation. The Committee also does not employ a rigid or formulaic process to set pay levels, but does utilize market data as one of many tools to assist the Committee. In setting compensation levels, the Committee considers the following factors:
•    market data;
•    each executive’s competency;

•	each executive’s scope of responsibility and impact on the Company’s performance;

•	internal equity – an executive’s compensation relative to his or her peers in the system; and
•    the CEO’s recommendations for his senior team.
Each of our named executive officers’ performance is evaluated in light of our overall financial performance and the advancement of our strategic objectives approved by the Committee and the Board of Directors. For 2013 and 2014, as in past years, the Committee structured a compensation package for our named executive officers comprised of base salary and benefits coupled with long-term incentives (restricted stock grants), which we believe provided an appropriate mix of financial security, wealth sharing.

Annual Compensation: Base Salaries
Base salary provides our named executive officers with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salary increases for other named executive officers (other than our CEO) are recommended by our CEO and are reviewed and approved by the Committee.

Executive Officer	2012 Year-End Base Salary	2013 Increase in Annual Base Salary	2013 Annual Base Salary
Corrado De Gasperis President & CEO, Director	$360,000	$ —	$360,000

The Committee is satisfied that the named executive officer’s salary is reasonable and appropriate.
Why did the Committee choose the performance metrics for the 2011 Equity Plan?
At the time the stock awards were granted, the Committee chose to align the vesting of stock awards directly to the achievement of the established goal of the strategic plan approved by the Board in April 2010. The goal of that business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces AND achieve initial commercial mining with annual production rates of approximately 20,000 gold equivalent ounces. Accordingly, the restricted stock vests fully upon the achievement of both of these stated objectives. If the objectives are not achieved, the stock grant will not vest. In 2013, the Company achieved production rates of more than 20,000 gold equivalent ounces per year. The Committee chose to allow for partial vesting as the Company achieves intermediate objectives towards these goals, as stated above.
Benefits
The Company provides named executive officers with the same benefits provided to other Comstock employees namely, health and dental insurance (Company pays a portion of costs).
Post Termination Payments
We believe that we should provide reasonable severance benefits if an executive’s position is eliminated in the event of a change in control or, in the absence of a change in control, in certain other circumstances. It is our belief that the interests of shareholders are best served if our senior management is focused on the performance of the Company without the distraction and uncertainty that the lack of such protection would invite. We also believe that providing these benefits helps to facilitate the recruitment of talented executives, and that, relative to the overall value of any potential transaction, these potential benefits are appropriately sized.
Mr. De Gasperis Employment Agreement includes severance arrangements. For additional information with respect to these arrangements, please see “Employment, Retirement and Severance Plans and Agreements” on pages 34 & 35.

ADDITIONAL INFORMATION
We believe this additional information may assist you in better understanding our compensation practices and principles.
Role of the Committee and the CEO
The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO to review the Company’s progress toward its stated strategic objectives and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our named executive officers, other than himself.
While the Committee will ask for advice and recommendations from the CEO, the Committee is responsible for executive compensation and as such:

•	Sets named executive officer base salaries;

•
Reviews the business and financial plan and progress toward strategic goals, performance measures and action plans for our business, which are reviewed by, and subject to approval of, the entire Board of Directors;

•	Reviews annual and long-term performance against goals and objectives;

•	Reviews contractual agreements and benefits, including supplemental retirement and any payments which may be earned upon termination, and makes changes as appropriate;

•	Reviews incentive plan designs, ensures alignment and makes changes as appropriate; and

•	Reviews total compensation to ensure compensation earned by named executive officers is fair and reasonable relative to corporate and individual performance.
The Committee is authorized retained compensation consultants or advisors but does not presently do so. Any such consultant or advisor selected by the Committee would only be selected if the Committee determined that such consultant or advisor is independent from our management pursuant to SEC and NYSE MKT standards.
Deductibility of Compensation
In determining the total compensation of each named executive officer, the Committee considers the tax deductibility of compensation. The Committee believes it is generally in the interests of the Company and our shareholders to provide compensation that is tax deductible by the Company. While the Committee intends that compensation be deductible, there may be instances where potentially non-deductible compensation is justifiably provided to reward executives consistent with our compensation philosophy for each compensation element.
Advisory Vote on Executive Compensation
As required by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by the SEC pursuant thereto, we are including a proposal in this Proxy

Statement for a non-binding advisory resolution approving the compensation of our named executive officers for 2013. The vote on this proposal will be non-binding on the Board of Directors and will not be construed as overruling a decision by the Board of Directors. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making such future decisions, as it may deem appropriate with respect to executive compensation.
In June 2013, the Company held its first shareholder advisory vote to approve the compensation paid to our named executive officers in 2012, which resulted in 98% of the votes cast approving such compensation. The Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of shareholder support, and elected to continue the same principles and objectives in determining the types and amounts of compensation to be paid to our named executive officers in 2013. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of long-term performance and support our other executive compensation objectives.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.
COMPENSATION COMMITTEE

William J. Nance., Chair
Robert A. Reseigh

May 1, 2014

EXECUTIVE COMPENSATION
The following table sets forth, for the periods indicated, the total compensation for services provided to us by the person who served as our principal executive officer (CEO) and principal financial officer during 2013.
SUMMARY COMPENSATION TABLE

Name an Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Total ($)
Corrado De Gasperis	2013	360,000	-	360,000
President and Chief Executive Officer (2)	2012	360,000		360,000
	2011	360,000	5,197,500	5,557,500
_____________

(1)
The amounts in the column reflect the aggregate grant date fair value for stock awards computed in accordance with FASB ASC Topic 718. All assumptions made in the valuation of the awards are discussed in the notes to the Financial Statements Note 18 in our Annual Report. Mr. De Gasperis received a grant of 2,750,000 restricted shares in December 2011. The stock awards vest upon the attainment of performance goals described under the caption “Compensation Discussion and Analysis – Stock-Based Compensation.” The amounts above reflect the value based on the probable outcome of the performance goals and the amount is the same assuming that the highest level of performance conditions will be achieved. None of the stock awards were vested as of December 31, 2013.

(2)
Mr. De Gasperis was hired to serve as the Chief Executive Officer and President of the Company effective April 21, 2010. Mr. De Gasperis has also served as the Principal Financial Officer since April 21, 2010

The terms of each of Mr. De Gasperis’ employment agreement is described in detail in Employment, Retirement and Severance Plans and Agreements below.
Current Equity Compensation Program
In 2011, the Company adopted the 2011 Plan. For a description of the 2011 Plan, please see “Compensation Discussion and Analysis – Stock-Based Compensation.” The 2011 Plan replaced the equity plans previously adopted by the Company, including, without limitation, those adopted in 2005 and 2006.
As of December 31, 2014 5,485,400 shares have been issued and outstanding under the program and 1,867,800 shares have vested and 3,617,600 are unvested. On December 21, 2011, the Board of Directors granted 4,710,000 shares of restricted stock to certain employees under the 2011 Plan. Of these shares, Mr. De Gasperis received 2,750,000 shares. Since the original Grant date and up to December 31, 2013 an additional 775,400 shares have been granted by the Board of Directors.
Prior Equity Compensation Programs

In 2005, the Company adopted a stock option and incentive plan that was approved by our stockholders in October 2005. That plan expired in June 2011 upon the adoption of the 2011 Plan with no awards having been issued thereunder.
In 2006, the Company adopted another stock option and incentive plan (“2006 Plan”) that was approved by our stockholders in November 2006. The plan provided for a maximum of 4,000,000 shares of common stock to be issued (the shares reflect the adjustment due to the reverse stock split). Under the 2006 Plan, options, stock and other awards could have been granted to employees and non-employee directors. Stock options granted under the 2006 Plan generally vested over three years and expired ten years from the date of the grant. Options to purchase an aggregate of 50,000 fully vested options remain outstanding under the plan. The 2006 Plan expired upon the adoption of the 2011 Plan.
Fully vested options to purchase 400,000 shares of our common stock were granted to Robert Faber, a former executive of the Company, outside of a plan, in January 2008. These options were exercised in 2013, resulting in the issuance of 122,848 shares to Mr. Faber.

OUTSTANDING STOCK OPTION AND UNVESTED STOCK AWARDS
FISCAL YEAR END FOR 2013
Shares of common stock underlying unexercised stock options and unvested stock awards at December 31, 2013 are summarized below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Corrado De Gasperis (1)	—	—	—	2,750,000	6,270,000
_____________

(1)
The restricted stock was granted to Mr. De Gasperis on December 21, 2011. The awards will vest in accordance with the vesting terms described under the caption “Compensation Discussion and Analysis – Stock-Based Compensation.”

Employment, Retirement and Severance Plans and Agreements
Corrado De Gasperis’ Employment Agreement
Mr. De Gasperis was hired to serve as our Chief Executive Officer and President effective April 21, 2010. In connection with his employment, the Company entered into an Employment Agreement with Mr. De Gasperis, which also provided for his election as a director upon closing of the recapitalization and the capital raise transactions in 2010.
Term. The agreement expires on April 21, 2014 and will be automatically extended for additional one-year periods unless notice of termination is provided. If a “change in control” of the Company (as defined in the agreement) occurs and the remaining term of the agreement is less than three years, then the term will be extended to three years beyond the date of the change in control.
Salary and Other Benefits. Under the agreement, Mr. De Gasperis is entitled to an annual base salary of $360,000. Mr. De Gasperis is entitled to participate in each of our medical, pension or other employee benefit plans generally available to employees. Mr. De Gasperis is also entitled to participate in any of our incentive or compensation plans. The agreement also requires us to adopt a profit sharing plan whereby 10% of net cash profits before principal payments of indebtedness and investments in fixed assets will be set aside for semi-annual payments to employees, no less than 35% of which shall be payable to Mr. De Gasperis. The profit sharing plan has not yet been established.
Equity Awards. The Company was required to adopt an equity incentive plan with certain terms. The Board adopted the 2011 Plan in June 2011 and granted an award of 2,750,000 shares of restricted stock under the 2011 Plan in December 2011, with the terms described under the caption “Compensation Discussion and Analysis – Stock-Based Compensation.”
Rights on Termination of Employment. If Mr. De Gasperis’ employment is terminated without “cause,” if his employment is terminated due to his “disability” or if he resigns for “good reason” (each term as defined in his agreement), subject to his executing a release in our favor, Mr. De Gasperis shall be entitled to:

•	a lump sum payment of all accrued amounts due to him through the date of his termination;

•	continued base salary for twelve months (or thirty-six months if the termination is during the three year period following a change in control); and

•
continuation of health and life insurance benefits for the longer of the period during which base salary is payable following termination or 18 months (unless he is entitled to participate in the health plan of a new employer).

In addition, pursuant to the terms of his restricted stock agreement with the Company dated December 21, 2011, if Mr. De Gasperis’ employment is terminated without cause or following his disability, and if he signs a release, he will vest, on the 30th day following termination of employment, in a pro rata portion of the restricted stock awards as if the next objective to be achieved for vesting had been achieved.
If Mr. De Gasperis’ employment is terminated due to his death, his estate is entitled to the benefits (other than continued life insurance coverage) outlined above.
Upon a termination of Mr. De Gasperis’ employment for cause or his resignation without good reason, he shall be entitled to a lump sum payment of all amounts due to him through the date of his termination.
Non-Compete. The agreement prohibits Mr. De Gasperis from competing with us during the term of his employment and for one year thereafter.
Director Election. The Company agreed to take and cause to be taken all such action as may be necessary to elect Mr. De Gasperis as a director of the Company under certain circumstances which circumstances were satisfied in October 2010.
Restricted Stock Awards. As referenced under the caption “Compensation Discussion and Analysis – Stock-Based Compensation,” if a change in control of the Company (as defined in the 2011 Plan) occurs, then the shares of restricted stock granted to the named executive would vest immediately and, following the date on which the named executive officer’s employment is terminated by the Company without cause or following his disability, the portion of the award that would vest upon achieving the next objective shall vest at the time of termination. For purposes of the 2011 Plan, change in control occurs, generally, on the following:

•
the date on which any person or group becomes the beneficial owner of 40% or more of the then issued and outstanding common stock or voting securities of the Company (not including securities held by our employee benefit plans or related trusts or certain acquisitions by John Winfield and his affiliates);

•
the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 40% or more of the then issued and outstanding common stock or voting securities of the Company (not including securities held by our employee benefit plans or related trusts or certain acquisitions by John Winfield and his affiliates);

•
the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of the Company, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of our Board;

•	the date on which stockholders of the Company approve a complete liquidation or dissolution of the Company; or

•	the date on which we consummate certain reorganizations, mergers, asset sales or similar transactions.
Equity Compensation Plan Information
The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our incentive stock option plans as of December 31, 2013.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	50,000	$4.00	514,600
_____________

(1)
The table does not include the 3,627,600 shares of non-vested restricted stock granted under the 2011 Plan during 2011, 2012 and 2013. The equity compensation plans approved by shareholders include the 2011 Plan, under which 514,600 shares remain available for issuance, and the option and incentive plan adopted by the Company in 2006, under which no additional awards may be granted.

COMPENSATION OF DIRECTORS
During 2014, all directors who are not Company employees, except for Mr. Winfield, will be granted 30,000 shares of the Company’s common stock for their service as a director. The directors will not receive any cash compensation for 2014.
During 2013, all directors who are not Company employees, except for Mr. Winfield, were granted shares of the Company’s common stock for their service as a director in addition to received annual retainers payable in cash. Annual retainers are generally payable in equal monthly installments. Compensation in respect of 2013 for our directors is disclosed below:

Name	Fees Earned or Paid in Cash ($)(1)	Total Compensation ($)
Daniel Kappes	75,000	75,000
William Nance	75,000	75,000
Robert Reseigh	75,000	75,000
_____________
(1)    No payments included interest.

PROPOSAL NO. 3
NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS
SEC rules adopted pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as “Say on Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2013 executive compensation program. At our 2013 Annual Meeting, a majority of our shareholders voted to annually advise us on a Say on Pay proposal, and the Board of Directors determined that the Company will hold an annual shareholder advisory vote on executive compensation. This non-binding, advisory vote on the frequency of Say on Pay must be held at least once every six years.
For the reasons stated below, we are requesting your approval of the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The compensation of our named executive officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 24 of this Proxy Statement.
The Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked both to the creation of long-term growth, shareholder value and companywide performance, and are competitive with peer companies of similar complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2013, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term and creating balanced program elements that encourage aligned, systemic, sustainable performance.
Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Compensation Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE FOLLOWING NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
“RESOLVED, that the Company’s shareholders APPROVE, on an non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

SHAREHOLDER PROPOSALS
A shareholder desiring to make a proposal to be acted upon at the 2015 Annual Meeting of shareholders must present such proposal to our Secretary at P.O. Box 1118, Virginia City, Nevada 89440. Unless the Company changes the date of its Annual Meeting for next year more than 30 days from this year's meeting, the deadline for submitting shareholder proposals to be considered for inclusion in the Company’s 2015 proxy statement is 120 calendar days before April 29, 2015. However, if the Company’s Annual Meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.
Our bylaws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to our Secretary. Such notice generally must be delivered not later than the close of business on the tenth business day prior to the annual meeting.
The shareholder’s notice must include:

•	the shareholder’s name and mailing address;

•	the date, time and place of the meeting (and type) to which the notice applies;

•	the nature of the matter (and for an election of director(s), the identity and qualifications of said director(s); and

•	any other information required to ensure that shareholders entitled to vote on such matter have a clear understanding of the ramifications thereof.
The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.
CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS
Electronic Access of Proxy Materials and Annual Reports
This Proxy Statement and our Annual Report on Form 10-K are available on our Internet website at http://www.comstockmining.com/investors/regulatory-filings. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Comstock Mining Inc., P.O. Box 1118, Virginia City, Nevada 89440. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations, Comstock Mining Inc., P.O. Box 1118, Virginia City, Nevada 89440 or by telephoning (775) 847-0545, Attn: Kimberly Shipley.
“Householding” of Proxy Materials and Annual Reports for Record Owners
The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our investor relations department as described above.
Separate Copies for Beneficial Owners
Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report on Form 10-K by contacting our investor relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.
By Order of the Board of Directors
Judd Merrill, Chief Accounting Officer and Secretary

Performance Graph
The following information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent we specifically incorporate it by reference into such filing.
The following graph compares our cumulative total stockholder return from December 31, 2008 with those of the NYSE MKT Composite Index and the Market Vectors Gold Miners Index. The graph assumes that U.S. $100 was invested on December 31, 2008 in (1) our common stock, (2) the NYSE MKT Composite Index and (3) the Market Vectors Gold Miners Index. The measurement points utilized in the graph consist of the last trading day in each calendar year, which closely approximates the last day of our respective fiscal year. The historical stock performance presented below is not intended to and may not be indicative of future stock performance.
Comparison of 5-Year Cumulative Total Return
among Comstock Mining, the NYSE MKT Composite Index
and the Market Vectors Gold Miners Index

	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013
LODE	100.00	48.65	116.89	61.45	76.56	60.90
NYSE MKT Composite Index	100.00	121.46	132.02	122.71	135.90	163.74
Market Vectors Gold Miners	100.00	139.03	180.32	153.04	133.34	60.38

PROXY CARD

1. Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – John V. Winfield	☐	☐
02 – Corrado DeGasperis	☐	☐
03 – Daniel W. Kappes	☐	☐
04 – William J. Nance	☐	☐
05 – Robert A. Reseigh	☐	☐

2. Ratification of Auditors

The Board of Directors recommends a vote FOR the Proposal below.

☐ For ☐ Against ☐ Abstain

3. Executive Compensation

The Board of Directors recommends a vote FOR the Proposal below.

☐ For ☐ Against ☐ Abstain

If you plan to attend the meeting, please check here. ☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Receipt of notice of the meeting and the related proxy statement is acknowledged.

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

The signature on this Proxy should correspond exactly with the stockholder name printed to the left. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – COMSTOCK MINING INC.

P.O. Box 1118, Virginia City, Nevada 89440

This proxy is solicited on behalf of the Board of Directors of Comstock Mining Inc.
For the Annual Meeting of Stockholders on June 27, 2014

The undersigned appoints William Nance and Robert Reseigh, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Comstock Mining Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 27, 2014, and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election for the nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014 and FOR the approval of a non-binding advisory resolution relating to the compensation of our named executive officers.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

(Continued, and to be dated and signed, on the other side)